                                                                    EXHIBIT 99.2

================================================================================

                          OFFICE OF THRIFT SUPERVISION
                             WASHINGTON, D.C. 20552
                                    FORM 10-Q

(Mark One)
    /X/ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                      FOR THE QUARTER ENDED MARCH 31, 1999

                                       or

    / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                      For the transition period from         to
                                                     --------  --------

               OFFICE OF THRIFT SUPERVISION DOCKET NUMBER - 00321

                      MUTUAL SAVINGS BANK, F.S.B., A STOCK COMPANY
             (Exact name of registrant as specified in its charter)

         UNITED STATES OF AMERICA                        38-0861665
       (State or other jurisdiction                   (I.R.S. Employer
     of incorporation or organization)             Identification Number)

           623 WASHINGTON AVENUE                           48708
            BAY CITY, MICHIGAN                           (Zip Code)
          (Address of principal
            executive offices)

                  Registrant's telephone number: (517) 892-3511

Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   X           No
    -----            -----

The number of shares outstanding of the issuer's common stock, par value $0.01 per share, were 4,292,414 at May 10, 1999.


================================================================================

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES
                                    FORM 10-Q
                                      INDEX

                                                                                                              Page
PART I - FINANCIAL INFORMATION                                                                                ----
   Item 1.    Financial Statements................................................................................3
              Consolidated Statements of Financial Condition as of March 31, 1999
                  and December 31, 1998 (Unaudited)...............................................................3
              Consolidated Statements of Operations for the Three Months Ended
                  March 31, 1999 and 1998 (Unaudited).............................................................4
              Consolidated Statements of Comprehensive Income for the Three Months
                  Ended March 31, 1999 and 1998 (Unaudited).......................................................5
              Consolidated Statement of Changes In Stockholders' Equity for the
                  Three Months Ended March 31, 1999 (Unaudited)...................................................5
              Consolidated Statements of Cash Flows for the Three Months Ended
                  March 31, 1999 and 1998 (Unaudited).............................................................6
              Notes to Unaudited Consolidated Financial Statements................................................7
   Item 2.    Management's Discussion and Analysis of Operating Results
                  and Financial Condition........................................................................13
   Item 3.    Quantitative and Qualitative Disclosures About Market Risk.........................................29

PART II - OTHER INFORMATION
   Item 1.    Legal Proceedings..................................................................................29
   Item 2.    Changes in Securities..............................................................................30
   Item 3.    Default Upon Senior Securities.....................................................................30
   Item 4.    Submission of Matters to a Vote of Security Holders................................................30
   Item 5.    Other Information..................................................................................30
   Item 6.    Exhibits and Reports on Form 8-K...................................................................31
              Signatures.........................................................................................32
              Exhibit Index......................................................................................33
              Computation of Earnings Per Share.................................................................156

When used in this Form 10-Q or future filings by Mutual Savings Bank, f.s.b. ("MSB") with the Office of Thrift Supervision ("OTS"), in MSB's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

MSB wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect MSB's financial performance and could cause MSB's actual results for future periods to differ materially from those anticipated or projected.

MSB does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

PART I - FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS


MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                         March 31,          December 31,
                                                                                           1999                 1998
                                                                                      --------------      -------------
                                                                                                (Unaudited)
ASSETS
Cash on hand and on deposit ......................................................... $   10,366,545      $  11,097,267
Interest-bearing deposits ...........................................................      6,543,391          3,666,821
                                                                                      --------------      -------------
  Cash and cash equivalents .........................................................     16,909,936         14,764,088
Investment securities available-for-sale ............................................      5,031,553             166,84
Investment securities held-to-maturity (fair value of $13,967,000 in 1999
  and $13,888,000 in 1998) ..........................................................     13,967,493         13,888,050
Mortgage-backed securities available-for-sale .......................................     46,025,745         52,275,259
Mortgage-backed securities held-to-maturity (fair value of
  $115,628,000 in 1999 and $129,027,000 in 1998) ....................................    116,191,218        129,063,968
Loans held for sale .................................................................      4,653,216          5,957,504
Loans, not of allowance for loan losses of $1,891,000 in 1999
  and $1,843,000 in 1998 ............................................................    345,192,118        327,692,406
Real estate owned and other repossessed assets ......................................        118,925            328,896
Federal Home Loan Bank stock, at cost ...............................................      7,022,900          7,022,900
Premises and equipment, net .........................................................      8,140,461          8,017,347
Accrued interest receivable .........................................................      2,593.299          2,542,370
Capitalized originated mortgage servicing rights ....................................      1,902,229          1,880,194
Prepaid expenses and other assets ...................................................      1,328,522            834,648
                                                                                      --------------      -------------

Total assets ........................................................................ $  569,077,615      $ 564,434,114
                                                                                      ==============      =============

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits............................................................................. $  424,377,363      $ 420,817,972
Securities sold under agreements to repurchase ......................................     45,000,000         45,000,000
Federal Home Loan Bank advances .....................................................     53,282,837         53,285,899
Advance payments by borrowers for taxes and insurance ...............................      4,899,336          4,451,737
Accrued interest payable ............................................................      1,958,770          2,018,723
Accrued expenses and other liabilities ..............................................      2,873,740          2,723,507
                                                                                      --------------      -------------

  Total liabilities ................................................................. $  532,392,036      $ 528,297,838
                                                                                      ==============      =============
Stockholders' equity.
Preferred stock ($.01 par value, 5,000,000 shares authorized,
  no shares issued and outstanding in 1999 and 1998) ................................              -                  -
Common stock ($.01 par value, 20,000,000 shares authorized,
  4,290,414 shares issued and outstanding in 1999 and 1998) .........................         42,904             42,904
Additional paid-in capital ..........................................................     32,120,256         32,136,522
Retained earnings - substantially restricted ........................................      5,432,813          4,655,084
Accumulated other comprehensive income (low) ........................................       (111,558)           100,602
Unearned Employee Stock Ownership Plan shares .......................................       (798,836)          (798,836)
                                                                                      --------------      -------------

  Total stockholders' equity ........................................................     36,685,579         36,136,276
                                                                                      --------------      -------------

Total liabilities and stockholders' equity .......................................... $  569,077,615      $ 564,434,114
                                                                                      ==============      =============

-----------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 For the Three Months Ended
                                                                         March 31,
                                                                ---------------------------
                                                                    1999            1998
                                                                -----------     -----------
                                                                        (Unaudited)
Interest income:
Interest and fees on loans .................................... $ 6,426,572     $ 6,288,713
Interest on mortgage-backed securities ........................   2,301,007       3,882,704
Interest on investment securities .............................     237,462         109,758
Other Interest income .........................................     167,644         198,009
                                                                -----------     -----------

Total interest income .........................................   9,131,685      10,479,184
                                                                -----------     -----------

Interest expense:
Interest on deposits ..........................................   4,331,098       4,498,531
Interest on securities sold under agreements
 to repurchase ................................................     654,160       1,311,375
Interest on Federal Home Loan Bank advances ...................     839,022       1,754,354
                                                                -----------     -----------

Total interest expense ........................................   5,824,280       7,564,260
                                                                -----------     -----------

Net interest income ...........................................   3,307,405       2,914,924
Provision for loan losses .....................................     141,000         110,000
                                                                -----------     -----------

Net interest income after provision for loan losses ...........   3,166,405       2,804,924
                                                                -----------     -----------
Other income (loss):
Gains and fees on loans sold ..................................     282,915         603,573
Loan servicing fees ...........................................     130,986         167,376
Other fees ....................................................     445,630         389,409
Net gain (loss) on sale of premises and equipment,
 real estate owned and other repossessed assets ...............      12,240          (5,853)
Securities and insurance commissions and fees .................     169,722         130,496
Other, net ....................................................      15,927           9,807
                                                                -----------     -----------

Total other income ............................................   1,057,420        1,294,80
                                                                -----------     -----------

General and administrative expenses:
Salaries and employee benefits ................................   1,634,956       1,622,725
Occupancy, equipment and supplies .............................     541,219         598,753
Data processing ...............................................     273,978         256,939
Federal deposit insurance premiums ............................     334,288         324,468
Marketing and promotion........................................     140,000         151,922
Professional fees .............................................      81,500         117,276
Other .........................................................     440,155         484,639
                                                                -----------     -----------

Total general and administrative expenses .....................   3,446,006       3,556,722
                                                                -----------     -----------

Income before income tax expense ..............................     777,729         543,010
Income tax expense                                                        -               -
                                                                -----------     -----------

Net income .................................................... $   777,729     $   543,010
                                                                -----------     -----------
-------------------------------------------------------------------------------------------

Earnings per share:
Basic and diluted earnings per share .......................... $      0.18     $      0.13
                                                                -----------     -----------
-------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

                                                                                         For the Three Months Ended
                                                                                                   March 31,
                                                                                        ---------------------------
                                                                                             1999           1998
                                                                                        ------------   ------------
Net income...........................................................................   $    777,729   $    543,010

Other comprehensive income (loss):
 Changes in unrealized gain (loss) an available-for-sale securities .................        212,160        (43,668)
                                                                                        ------------   ------------

 Comprehensive income ...............................................................   $    565,569   $    499,342
                                                                                        ============   ============

----------------------------------------------------------------------------------------------------------------------


MUTUAL SAVINGS BANK F.S.B. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                                    Retained        Accumulated
                                                    Additional      Earnings -         Other            Unearned
                                         Common      Paid-in      Substantially    Comprehensive          ESOP
                                          Stock      capital       Restricted      Income (Loss)         Shares        Total
                                        --------   ------------   --------------   -------------     ------------- ------------
Balance at December 31, 1998 .......... $ 42,904   $ 32,136,522   $    4,655,084   $     100,602     $   (798,836) $ 36,136,276
Net income for the period .............        -              -          777,729               -                -       777,729
Changes in unrealized gain (loss)
 on available-for-sale securities .....        -              -                -        (212,160)               -      (212,160)
ESOP valuation adjustment .............        -        (16,266                -               -                -       (16,266)
                                        --------   ------------   --------------   -------------     ------------  ------------

Balance at March 31, 1999 ............. $ 42,904   $ 32,120,256   $    5,432,813   $    (111,558)    $   (798,836) $ 36,685,579
                                        ========   ============   ==============   =============     ============  ============
-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                    For the Three Months Ended
                                                                                                            March 31,
                                                                                                 ------------------------------
                                                                                                     1999             1998
                                                                                                 -------------    -------------
                                                                                                          (Unaudited)
Cash flows provided by (used in) operating activities:
  Net Income ................................................................................... $     777,720    $     543,010
  Adjustments to reconcile not income to net cash
   provided by (used in) operating activities:
    Stock compensation amortized to expense.....................................................        34,765           70,071
    Depreciation ...............................................................................       239,032          290,302
    Capitalized originated mortgage servicing rights, net ......................................       (22,035)        (292,348)
    (Gain) loss on sale of promises and equipment,
     real estate owned and other repossessed assets ............................................       (12,240)           5,853
    Accretion of discounts, amortization of premiums,
     and other deferred yield items, net .......................................................      (193,965)         (65,194)
    Provision for loan LOSSES ..................................................................       141,000          110,000
    Originations of loans held for sale ........................................................   (22,867,547)     (63,437,721)
    Principal amount of loans sold .............................................................    24,191,835       55,485,925
    (Increase) decrease in accrued interest receivable .........................................       (50,929)         115,053
    (Increase) decrease in prepaid expenses and other assets ...................................      (493,874)        (423,019)
    Increase (decrease) in accrued liability for settlement of
     class action lawsuit ......................................................................             -        2,500,000
    Increase (decrease) in accrued interest payable ............................................       (59,953)         (31,208)
    Increase (decrease) in accrued expenses and other liabilities ..............................       150,233          724,378
    Increase (decrease) in other, net ..........................................................       161,779          (12,040)
                                                                                                 -------------    -------------

  Net cash provided by (used in) operating activities ..........................................     1,975,830       (4,413,938)
                                                                                                 -------------    -------------

Cash flows provided by (used in) investing activities:
  Proceeds from sales of:
   Premises and equipment ......................................................................         1,250              100
   Real estate owned and other repossessed assets ..............................................       147,212          134,017
  Purchases of
   Investment securities available-for-sale ....................................................    (4,901,703)
   Investment securities held-to-maturity ......................................................  (128,848,876)    (330,443,601)
   Premises and equipment.......................................................................      (363,559)        (245,330)
  (Increase) decrease in net loans receivable ..................................................   (17,684,409)       6,753,023
  Principal payments received on:
   Investment securities .......................................................................   128,810,090      330,443,601
   Mortgage-backed securities ..................................................................    18,803,033       22,221,222
                                                                                                 -------------    -------------

  Net cash provided by (used in) investing activities ..........................................    (3,836,962)      28,863,032
                                                                                                 -------------    -------------

Cash flows provided by (used in) financing activities:
  Increase (decrease) in deposits ..............................................................     3,559,381        4,957,760
  Increase (decrease) in advance payments by borrowers for taxes and Insurance .................       447,599        3,203,656
  Issuance of common stock .....................................................................             -           40,500
                                                                                                 -------------    -------------

  Net cash provided by (used in) financing activities ...........................I..............     4,006,980        8,201,916
                                                                                                 -------------    -------------

Net increase (decrease) in cash and cash equivalents ...........................................     2,145,848       32,651,010
Cash and cash equivalents at beginning of period ...............................................    14,764,088       13,396,756
                                                                                                 -------------    -------------

Cash and cash equivalents at end of period ..................................................... $  16,909,936    $  48,047,766
                                                                                                 =============    =============

Cash paid during the period for interest ....................................................... $   5,884,233    $   7,595,468
                                                                                                 =============    =============
Supplemental disclosure of cash flow information;
  Transfer of loans, at fair value, to real estate owned and other repossessed assets .......... $     184,697    $      60,633
                                                                                                 =============    =============
-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

\
                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998


1.   BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements include all adjustments (consisting of only normal recurring accruals) necessary, in the opinion of Management, for a fair presentation. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999.

The unaudited consolidated financial statements include the accounts of Mutual Savings Bank, f.s.b., A Stock Company ("MSB"), and its wholly-owned subsidiaries MSB Service Corporation and MSB Investment and Insurance Services, Inc. ("MSBi"). All significant inter-company transactions and balances have been eliminated in consolidation.

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in MSB's Annual Report on Form 10-K filed with the Office of Thrift Supervision ("OTS") for its fiscal year ended December 31, 1998.

2.   ACCOUNTING FOR INCOME TAXES

MSB maintained a valuation allowance at both March 31, 1999 and December 31, 1998 which reduced its net deferred tax asset to zero. The valuation allowance has been established because, in the opinion of Management, realization of the benefit of the deferred tax assets is not more likely than not. The valuation allowance considered the Bank's recent historical operating results, the significant contribution of gains and fees from loan sales to earnings for 1998 and earnings for the three months ended March 31, 1999 and the uncertainty related to the possible costs of a remaining securities related lawsuit. At December 31, 1998 MSB had approximately $33.616 million of NOL carryforwards, of which $7,688,000 will expire if not utilized against taxable income in the year 2004, $164,000 in the year 2007, $15.260 million in the year 2008, $81,000 in the year 2009, $6,779,000 in the year 2010, $929,000 in the year 2011, $411,000 in the year 2012, and $2,304,000 in the year 2018. Future utilization of $7,776,000 of the NOL's is limited to approximately $700,000 per year as a result of converting to a federally chartered stock savings bank on July 16, 1992, which resulted in a change of control as defined in Section 382 of the Internal Revenue Code.

3.   EARNINGS PER SHARE

The following table are reconciliations of the numerators and denominators of the basic and diluted Earnings Per Share ("EPS") computations for the three months ended March 31, 1999 and 1998.


                                                       For the Three Months Ended March 31,
                                ------------------------------------------------------------------------------------
                                                 1999                                        1998
                                ----------------------------------------   -----------------------------------------
                                                   Average         Per                        Average         Per
                                   Income          Shares         Share       Income          Shares         Share
                                 (Numerator)    (Denominator)     Amount     (Numerator)   (Denominator)     Amount
                                 -----------    -------------     ------     -----------   -------------     ------
Basic EPS:
Income available to
  common stockholders            $   777,729        4,290,414                 $  543,010       4,286,358

Employee Stock Ownership
  Plan ("ESOP") shares not
  committed to be released                --          (42,338)                        --         (56,213)
                                 -----------     ------------                 ----------   -------------

                                     777,729        4,248,076     $ 0.18         543,010       4,230,145     $  0.13
                                                                  ======                                     =======

Effect of dilutive securities:
Options                                   --           88,964                         --         104,458
                                 -----------     ------------                 ----------   -------------

Diluted EPS:
Income available to common
  stockholders and assumed
  conversions                    $   777,729        4,337,040     $ 0.18      $  543,010       4,334,603     $  0.13
                                 ===========     ============     ======      ==========   =============     =======

The following table summarizes granted options to purchase shares of common stock that were outstanding at March 31, 1999 and 1998, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                                  For the Three Months Ended March 31,
                                                                ------------------------------------------
                                                                       1999                   1998
                                                                ------------------    -------------------
Weighted-average price of common stock                          $           10.09      $           12.88
Weighted-average exercise price of options                                  17.94                  17.94
Range of exercise prices                                        $   13.25 - 19.25      $   13.25 - 19.25
Number of shares                                                          119,188                119,188
Weighted-average remaining contractual life (in years)                       4.50                   5.50

4.   COMMITMENTS AND CONTINGENCIES

MSB is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to sell mortgage loans, commitments to extend credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. MSB's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. MSB uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer based on compliance with contractual conditions. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements since some of the commitments may expire without being drawn upon. MSB evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on Management's credit evaluation of the counter party.

At March 31, 1999 MSB had outstanding commitments to originate mortgage loans of $6,411,000. These outstanding commitments have interest rates ranging from 6.50% to 8.00%. At that same date, MSB had commitments to sell mortgage loans of $7,938,000 to the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association, and of the loans committed to be sold, commitments had not been issued to borrowers with respect to $1,796,000 of these loans. Any fees associated with these commitments have not been recognized in income. MSB has committed $10.106 million for construction loans on one- to four-family dwellings of which $5,643,000 has not been funded at March 31, 1999. Also at March 31, 1999, MSB had no outstanding commitments to purchase or sell investment or mortgage-backed securities. At March 31, 1999 MSB had a commitment for a $720,000 Federal Home Loan Bank ("FHLB") advance. MSB had commitments to borrowers on undrawn home equity lines of credit of $12.461 million and originated commercial loan commitments of $14.904 million. Standby letters of credit are conditional commitments issued by MSB to guarantee the performance of a customer to a third party. Those guarantees are issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. At March 31, 1999 unused lines of credit were $1,484,000 and standby letters of credit were $350,000. MSB anticipates that it will have sufficient funds available to meet its current commitments. Management believes that the market risk associated with the commercial loan commitments, construction loan commitments and commitments on undrawn home equity lines of credit is not significant.

For a discussion of pending legal proceedings, refer to "Part II -- Other Information, Item 1 -- Legal Proceedings" of this document.


5.   REGULATORY MATTERS

MSB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MSB's financial statements. Regulations of the OTS set forth minimum capital standards applicable to all savings institutions. These standards include a tangible capital requirement, a core capital requirement and a risk-based capital requirement. Savings institutions must meet or exceed all three requirements at all times to be considered in capital compliance. The following table presents MSB's capital position with respect to the three requirements at March 31, 1999:

                                                    As a % of     Required     As a % of      Excess       Excess
                                      Amount       Assets (1)      Capital    Assets (1)      Capital      Capital %
                                   -------------   ----------  -------------  ----------  --------------   ---------
Stockholders' equity               $  36,685,579
Unrealized loss on available-
  for-sale securities                    111,558
                                   -------------
Total tangible capital             $  36,797,137    6.46%     $   8,537,838     1.50%       $28,259,299    4.96%
                                   =============

Total core capital                 $  36,797,137    6.46%     $  22,767,567     4.00%       $14,029,570    2.46%
General valuation allowances           1,840,917
                                   -------------

Total risk-based capital           $  38,638,054   13.13%     $  23,535,680     8.00%       $15,102,374    5.13%
                                   =============

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.

As indicated in the table, MSB exceeded all three of these regulatory capital requirements at March 31, 1999.

In addition, under capital adequacy guidelines and the regulatory framework for prompt corrective action, MSB must meet specific capital guidelines that involve quantitative measures of MSB's liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. MSB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require MSB to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to assets (as defined). Management believes, as of March 31, 1999, that MSB meets all capital adequacy requirements to which it is subject. To be categorized as well-capitalized, MSB must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

MSB's actual capital amounts and ratios are also presented in the following table:

                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                                For Capital              Prompt Corrective
                                                        Actual               Adequacy Purposes            Action Provisions
                                                        ------               -----------------            -----------------
                                                  Amount       Ratio         Amount         Ratio        Amount      Ratio
                                                  ------       -----         ------         -----        ------      -----
As of March 31, 1999:
  Total capital (to risk-weighted assets)       $38,638,054    13.13%       $23,535,680     8.00%       $29,419,600   10.00%
  Tier 1 capital (to risk-weighted assets)      $36,797,137    12.51%       $11,767,840     4.00%       $17,651,760    6.00%
  Tier 1 capital (to total assets)              $36,797,137     6.46%       $22,767,567     4.00%       $28,459,459    5.00%

As of December 31, 1998:
  Total capital (to risk-weighted assets)       $37,795,223     13.17%       $22,964,880    8.00%       $28,706,100   10.00%
  Tier 1 capital (to risk-weighted assets)      $36,035,674     12.55%       $11,482,440    4.00%       $17,223,660    6.00%
  Tier 1 capital (to total assets)              $36,035,674      6.39%       $22,573,340    4.00%       $28,216,676    5.00%

As of March 31, 1999, the most recent notification of the OTS categorized MSB as well capitalized under the regulatory framework for prompt corrective action.

6.   CONSOLIDATED DISCLOSURE OF FAIR VALUE

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by MSB using available market information and valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts MSB could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following table presents the disclosure of estimated fair values as of March 31, 1999 and December 31, 1998:

                                                           March 31, 1999           December 31, 1998
                                                       ----------------------     ----------------------
                                                        Carrying       Fair       Carrying       Fair
                                                         Amount        Value       Amount        Value
                                                         ------        -----       ------        -----
                                                                         (In thousands)
Assets:
Cash on hand and on deposit                            $  10,367     $ 10,367     $ 11,097     $  11,097
Interest-bearing deposits                                  6,543        6,543        3,667         3,667
                                                       ---------     --------     --------     ---------
  Cash and cash equivalents                               16,910       16,910       14,764        14,764
Investment securities                                     18,999       18,999       14,055        14,055
Mortgage-backed securities                               162,217      161,654      181,339       181,302
Loans receivable, net                                    349,845      353,470      333,650       333,728
FHLB stock, at cost                                        7,023        7,023        7,023         7,023
Accrued interest receivable                                2,593        2,593        2,542         2,542

Liabilities:
Deposits                                                 424,377      426,012      420,818       423,108
Repurchase Agreements                                     45,000       45,639       45,000        46,069
FHLB advances                                             53,283       54,142       53,286        55,169
Advance payments by borrowers for taxes
  and insurance                                            4,899        4,899        4,452         4,452
Accrued interest payable                                   1,959        1,959        2,019         2,019

Cash and Cash Equivalents

For cash and cash equivalents, the carrying value approximates the fair value.

Investment Securities

For investment securities (other than mortgage-backed securities) and marketable equity securities, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The estimated fair value of the collateralized mortgage obligation ("CMO") residual included in investment securities is based on future expected cash flows.

Mortgage-Backed Securities

Estimated fair value for mortgage-backed securities is based on quoted market prices.

Loans Receivable

For certain homogeneous categories of loans, such as certain residential mortgages and consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. The carrying value and fair value of loan commitments is not significant.

Federal Home Loan Bank Stock

The carrying value of the FHLB stock approximates the fair value.

Accrued Interest Receivable

The carrying value of accrued interest receivable approximates the fair value.

Deposits

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit ("CD's") is estimated using the rates currently offered for CD's of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding generally provided by retail deposits compared to the cost of alternative borrowing sources.

Securities Sold under Agreements to Repurchase

Rates currently available to MSB for securities sold under agreements to repurchase ("Repurchase Agreements") with similar terms and remaining maturities are used to estimate the fair value of the existing Repurchase Agreements.

Federal Home Loan Bank Advances

Rates currently available to MSB for FHLB advances with similar terms and remaining maturities are used to estimate the fair value of the existing advances.

Advance Payments by Borrowers for Taxes and Insurance

The carrying value of advance payments by borrowers for taxes and insurance approximates the fair value.

Accrued Interest Payable

The carrying value of accrued interest payable approximates the fair value.


7.   RECLASSIFICATIONS

Certain reclassifications were made to prior period financial statements to conform to the 1999 presentation.

                  MUTUAL SAVINGS BANK, F.S.B. AND SUBSIDIARIES

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATING RESULTS AND FINANCIAL CONDITION

GENERAL

Mutual Savings Bank, f.s.b., A Stock Company ("MSB") is a federal stock savings bank headquartered in Bay City, Michigan, and operates 22 retail banking offices located primarily in central and southern Michigan. MSB also operates two wholly-owned subsidiaries, MSB Service Corporation and MSB Investment and Insurance Services, Inc. ("MSBi"). MSB's two subsidiaries have contracted with unaffiliated third parties to provide various investment services including the sale of mutual fund and annuity products. MSBi also sells life insurance, long-term care insurance and group health and disability insurance. MSB is subject to competition from other financial services providers with respect to these services. MSB is regulated by certain federal agencies and is periodically examined by certain regulatory authorities. MSB, in the course of normal operations, is exposed to interest rate risk. The level of MSB's interest rate risk is such that, in a rising interest rate environment, MSB's net interest income and net portfolio value would be expected to decrease.

Management's Discussion and Analysis is designed to provide a more thorough discussion of MSB's operating results and financial condition as well as to provide additional information on MSB's asset/liability management strategies, sources of liquidity and capital resources. Management's Discussion and Analysis should be read in conjunction with the unaudited consolidated financial statements and notes thereto and other financial data contained elsewhere in this report. The operations of MSB, and the financial services industry generally, are influenced by many factors, including the interest rate environment, competition in the financial services industry, legislative and regulatory developments and general economic conditions.


OPERATING RESULTS

MSB's net income for the first quarter of 1999 was $778,000, or $0.18 per diluted share, compared to net income of $543,000, or $0.13 per diluted share, for the comparable quarter one year earlier.


NET  INTEREST INCOME

Net interest income is a function of an institution's interest rate spread, the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amount of interest-earning assets and interest-bearing liabilities. Net interest income was $3,307,000 in the first quarter of 1999, a 13.45% increase from the $2,915,000 recorded in the first quarter of 1998. MSB"'s net interest margin increased from 1.86% for the first quarter of 1998 to 2.43% for the first quarter of 1999.

Average interest-earning assets were $545.500 million in the first quarter of 1999 as compared to $625.673 million in the first quarter of 1998 reflecting a decline in mortgage-backed securities partially offset by increases in loans receivable and short-term investment securities. MSB has reduced total average interest-earning assets through a reduction of mortgage-backed securities in an effort to increase MSB's capital ratios and moderate its level of interest rate risk. (See "Financial Condition -- Asset and Liability Mix.") Average mortgage-backed securities declined $112.086 million and average loans receivable increased $21.659 million in the first quarter of 1999 compared to the first quarter of 1998. Average loans receivable represented 62.74% of average interest-earning assets during the first quarter of 1999 compared to 51.24% in the year earlier period. The weighted average yield on loans receivable declined from 7.88% in the first quarter of 1998 to 7.55% in the first quarter of 1999 due primarily to lower interest rates on loans originated during the past year and the prepayment of higher yielding loans. Due primarily to the reduction of the lower yielding mortgage-backed securities, the average yield on interest-earning assets was unchanged at 6.72% in the first quarter of 1999 compared to the year earlier period.

The cost of interest-bearing liabilities declined from 5.25% for the three months ended March 31, 1998 to 4.61% for the three months ended March 31, 1999. This decline is primarily due to the repricing of interest-bearing deposits in the lower interest rate environment and the payoff of higher costing borrowings in 1998. Average interest-bearing deposits increased $12.945 million and the average cost of deposits decreased 0.31% to 4.26% in the first quarter of 1999 as compared to the first quarter of 1998. Average borrowings declined $87.028 million in the first quarter of 1999 as compared to the first quarter of 1998. Borrowing costs declined 0.63% to 6.07% in the first quarter of 1999 as compared to the first quarter of 1998. Borrowings were reduced to 17.27% of total assets at March 31, 1999 as compared to 28.26% of total assets at March 31, 1998.


RATE/VOLUME ANALYSIS

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected MSB's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes attributable to changes in both volume and rate (changes in rate multiplied by changes in volume). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                 Three Months Ended March 31, 1999
                                                           Compared to
                                                 Three Months Ended March 31, 1998
                                                     Increase (Decrease) Due to:
                                             ----------------------------------------
                                             Volume            Rate             Total
                                             ------            ----             -----
                                                          (In thousands)
Interest-earning assets:
  Loans receivable                          $   431           $(294)          $   137
  Mortgage-backed securities                 (1,505)            (77)           (1,582)
  Investment securities                         155             (27)              128
  Other investments                             (28)             (3)              (31)
                                            -------           -----           -------

    Total interest-earning assets              (947)           (401)           (1,348)
                                            -------           -----           -------

Interest-bearing liabilities:
  Deposits                                      143            (311)             (168)
                                            -------           -----           -------

  Repurchase Agreements                        (565)            (92)             (657)
  FHLB advances                                (745)           (170)             (915)
                                            -------           -----           -------
  Total borrowed money                       (1,310)           (262)           (1,572)
                                            -------           -----           -------

    Total interest-bearing liabilities       (1,167)           (573)           (1,740)
                                            -------           -----           -------

Net increase in net interest income         $   220           $ 172           $   392
                                            =======           =====           =======


The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest and dividend income from MSB's interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest margin; and (vi) gross balances. Average balances are derived from average daily balances. The yields and costs include only those fees that are considered adjustments to yields. Yields on investments and mortgage-backed securities available-for-sale are determined using amortized costs. Interest on non-accruing loans has only been included if actually collected.


                                                                    Average Consolidated Statements of Financial Condition
                               Consolidated Statement                        For the Three Months Ended March 31,
                               of Financial Condition   ---------------------------------------------------------------------------
                                 At March 31, 1999                       1999                                    1998
                             -------------------------  ------------------------------------  -------------------------------------
                                                                                    Average                                 Average
                                               Yield/                                Yield/                                  Yield/
                                Balance         Cost       Balance      Interest      Cost        Balance      Interest      Cost
                             -------------    --------  ------------   ----------   --------  -------------    --------    --------
Interest-earning assets:
Loans receivable             $ 351,736,296      7.49%   $ 342,225,411   $ 6,425,572    7.55%   $ 320,565,765  $ 6,288,713     7.88%
Mortgage-backed
  securities  (1)              162,328,521      5.53      171,584,157     2,301,007    5.36      283,670,485    3,882,704     5.47
Investment securities (1)       18,999,046      5.06       19,185,947       237,462    5.02        6,897,370      109,758     6.37
Other investments               13,566,291      6.13       12,504,824       167,644    5.44       14,539,178      198,009     5.52
                             -------------              -------------   -----------            -------------  -----------

Total interest-earning
  assets                       546,630,154      6.79      545,500,339     9,131,685    6.72      625,672,798   10,479,184     6.72
                                                                        -----------                           -----------
Loan loss reserves              (1,890,962)                (1,845,286)                            (1,972,538)
Non-interest-earning
  assets                        24,338,423                 26,198,808                             27,690,238
                             -------------              -------------                          -------------

Total assets                 $ 569,077,615              $ 569,853,861                          $ 651,390,498
                             =============              =============                          =============

Interest-bearing
  liabilities:
Deposits                     $ 413,863,260      4.20    $ 412,364,031     4,331,098    4.26    $ 399,418,703    4,498,531     4.57
                             -------------              -------------   -----------            -------------  -----------

Repurchase Agreements           45,000,000      5.79       45,250,000       654,160    5.78       85,000,000    1,311,375     6.26
FHLB advances                   53,282,837      6.32       53,284,407       839,022    6.32      100,562,620    1,754,354     7.08
                             -------------              -------------   -----------            -------------  -----------

Total borrowed money            98,282,837      6.08       98,534,407     1,493,182    6.07      185,562,620    3,065,729     6.70
                             -------------              -------------   -----------            -------------  -----------

Total interest-bearing
  liabilities                  512,146,097      4.56      510,898,438     5,824,280    4.61      584,981,323    7,564,260     5.25
                                                                        -----------                           -----------
Non-interest-bearing
  deposits                      10,514,093                 12,096,849                             10,728,809
Other non-interest-
  bearing liabilities            9,731,846                 10,504,178                             22,677,950
                             -------------              -------------                          -------------

Total liabilities              532,392,036                533,499,465                            618,388,082
Stockholders' equity            36,685,579                 36,354,396                             33,002,416
                             -------------              -------------                          -------------

Total liabilities and
  stockholders' equity       $ 569,077,615              $ 569,853,861                          $ 651,390,498
                             =============              =============                          =============

Net interest income                                                     $ 3,307,405                           $ 2,914,924
                                                                        ===========                          ============

Interest rate spread                            2.23%                                  2.11%                                  1.47%
                                            ========                                =======                               ========

Net interest margin                             2.52%                                  2.43%                                  1.86%
                                            ========                                =======                               ========

Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities                                 106.73%                                106.77%                                106.96%
                                            ========                                =======                               ========


(1) Average yield calculations are based on average balance exclusive of average net unrealized gain (loss) on available-for-sale securities.

PROVISION FOR LOAN LOSSES

Management provides for and determines the adequacy of the allowance for loan losses based on MSB's past loan loss experience, review of individual problem loans, inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral and current economic conditions. In the opinion of Management, the allowance, when taken as a whole, is adequate to absorb losses in the portfolio. While Management uses the best information available to make evaluations, the ultimate repayment of all loans is susceptible to future market factors and events beyond MSB's control. These factors and events may result in losses or recoveries differing from those provided for in the consolidated financial statements. These reviews resulted in a provision of $141,000 and $110,000 for the three months ended March 31, 1999 and 1998, respectively.

MSB's net loans receivable were $345.192 million at March 31, 1999, an increase of $36.900 million, or 11.97%, from March 31, 1998. This increase is comprised of a $30.317 million increase in mortgage loans, a $16.544 million increase in commercial loans partially offset by a $9,961,000 decline in consumer loans. MSB's allowance for loan losses to total loans was 0.54% at March 31, 1999 compared to 0.56% at December 31, 1998. At March 31, 1999 and December 31, 1998 the allowance for loan losses included $50,000 and $84,000, respectively, of specific allowances.

The level of non-performing loans increased by $189,000 to $385,000 at March 31, 1999 from $196,000 at December 31, 1998 which increased the ratio of non-performing loans to net loans to 0.11% at March 31, 1999 from 0.06% at December 31, 1998. Net loan charge-offs increased to $93,000 for the three months ended March 31, 1999 as compared to $75,000 for the same period one year earlier. The majority of this increase is due to charge-offs on indirect automobile loans. MSB phased out its indirect automobile lending operations beginning on October 1, 1998. At March 31, 1999 the outstanding balance of indirect consumer loans totaled $12.650 million compared to $18.444 million at March 31, 1998. The ratio of non-performing assets to total assets was 0.09% at March 31, 1999 and December 31, 1998. Loan loss reserves at March 31, 1999 and December 31, 1998 equaled 375.31% and 351.11%, respectively, of non-performing assets.

Consumer loans, in particular indirect consumer loans, and commercial real estate loans are generally considered to involve greater credit risk than residential mortgage loans. The increase in MSB's provision for loan losses reflects the potential greater credit risk in the portfolio, the increase in the level of net loan charge-offs, as well as the overall increase in the size of the total loan portfolio.


OTHER INCOME (LOSS)

The following table summarizes the components of other income (loss) including one-time income or loss items, such as sales of premises and equipment, real estate owned and other repossessed assets:

                                                                  For the Three Months
                                                                     Ended March 31,
                                                            -------------------------------
                                                                1999                 1998
                                                            ----------          -----------
Gains and fees on loans sold                                $  282,915          $   603,573
Loan servicing fees                                            130,986              167,376
Other fees                                                     445,630              389,409
Securities and insurance commissions and fees                  169,722              130,496
Other, net                                                      15,927                9,807
                                                            ----------          -----------

  Other income, exclusive of items below                     1,045,180            1,300,661

Net gain (loss) on sale of premises and equipment,
  real estate owned and other repossessed assets                12,240               (5,853)
                                                            ----------          -----------

  Total other income                                        $1,057,420          $ 1,294,808
                                                            ==========          ===========

Gains and fees on loans sold declined from $604,000 in the first quarter of 1998 to $283,000 in the first quarter of 1999. The decline is primarily the result of a decline in the volume of loan sales to $24.192 million in the first quarter of 1999 from $55.486 million in the first quarter of 1998. Residential mortgage loan origination volume declined in the first quarter of 1999 to $51.615 million from $72.646 million for the first quarter of 1998. Mortgage loan refinance originations declined from $60.351 million in the first quarter of 1998 to $37.752 million in the first quarter of 1999. Changes in the level of interest rates and the condition of the local and national economies affect the amount of mortgage loans originated by MSB and the volume of loan sales. Generally, MSB's mortgage loan origination and sales activity and, therefore, the level of gains and fees on loans sold, may be adversely affected by, among other things, an increasing interest rate environment to the extent such environment results in decreased loan demand by borrowers. Accordingly, the volume of loan originations and sales and the profitability of this activity can vary significantly from period to period, which can have significant effects on MSB's results of operations from period to period.

For the three months ended March 31, 1999, loan servicing fees were $131,000 compared to $167,000 for the comparable period one year earlier. Loan servicing fees were reduced in the first quarter of 1999 as compared to the first quarter of 1998 by an additional $38,000 for the amortization of originated mortgage servicing rights. The increase in amortization is primarily due to an increase in the balance of capitalized originated mortgage servicing rights. MSB's average balance of loans serviced for others increased from $503.502 million for the first quarter of 1998 to $511.645 million for the first quarter of 1999. Loans serviced for others totaled $506.732 million at March 31, 1999. At March 31, 1999 and December 31, 1998 capitalized originated mortgage servicing rights had carrying amounts of $1,902,000 and $1,880,000, respectively, and estimated fair values of approximately $2,300,000 and $2,500,000, respectively. The amount of mortgage loans serviced for others related to capitalized originated mortgage servicing rights was $292.489 million and $284.045 million at March 31, 1999 and December 31, 1998, respectively. Lower mortgage interest rates and an increase in the rate of prepayments may adversely affect the level of mortgage loan servicing income in the future.

Other fees, which consist mainly of deposit and customer service related charges, increased to $446,000 for the three months ended March 31, 1999 from $389,000 recorded for the same period one year earlier. This increase is primarily due to an increase in service charges on checking accounts and an increase in ATM fee income. Average checking accounts have increased $7,428,000, or 23%, in the first quarter of 1999 compared to the year earlier period. Securities and insurance commissions and fees increased to $170,000 in the current quarter from $131,000 in prior year comparable period due to an increase in the sale of investment and insurance products.

MSB had no sales of investment or mortgage-backed securities for the three months ended March 31, 1999 and 1998. (See "Financial Condition -- Asset and Liability Mix.")

GENERAL AND ADMINISTRATIVE EXPENSES

The following table summarizes general and administrative expenses:

                                                          For the Three Months
                                                             Ended March 31,
                                                     ------------------------------
                                                         1999                1998
                                                     ----------          ----------
Salaries and employee benefits                       $1,634,956          $1,622,725
Occupancy, equipment and supplies                       541,219             598,753
Data processing                                         273,978             256,939
Federal deposit insurance premiums                      334,288             324,468
Marketing and promotion                                 140,000             151,922
Professional fees                                        81,500             117,276
Other                                                   440,155             484,639
                                                     ----------          ----------

  Total general and administrative expenses          $3,446,096          $3,556,722
                                                     ==========          ==========

General and administrative expenses declined $111,000, or 3.11%, in the first quarter of 1999 compared to the first quarter of 1998.

Salaries and employee benefits expense increased $12,000, or 0.75%, in the first quarter of 1999 as compared to the year earlier period. The number of average full-time equivalent employees increased to 240 in the first quarter of 1999 compared to 239 in the first quarter of 1998. Occupancy, equipment and supplies expenses decreased $58,000 for the three months ended March 31, 1999 compared to the year earlier period primarily due to certain computer equipment that was fully depreciated in 1998 resulting in a decline in depreciation expense.

The increase of $10,000 in federal deposit insurance premiums in the first quarter of 1999 compared to the previous year period was primarily a result of an increase in the deposit base. The assessment rate was 32.10 basis points in the first quarter of 1999 as compared to 32.28 basis points in the first quarter of 1998. MSB anticipates a deposit insurance rate of 31.88 basis points for the second quarter of 1999. Federal deposit insurance premium rates are primarily based on a financial institution's capital ratios and supervisory rating. Based upon MSB's current capital ratios and supervisory rating, its federal deposit insurance premium rate is expected to decline by approximately three basis points effective July 1, 1999 and by approximately an additional 23 basis points effective January 1, 2000.

The expected changes in MSB's federal deposit insurance premium rate are based on the current FDIC rate schedule. MSB is currently paying an additional 23 basis points, or approximately $242,000 per quarter, through December 31, 1999 for an FDIC special assessment. On October 21, 1996, MSB applied to the Federal Deposit Insurance Corporation ("FDIC") for an exemption from a special assessment (in the amount of $3,041,000) mandated by the Deposit Insurance Funds Act of 1996 (the "Funds Act"). The Funds Act required the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). The FDIC granted the exemption. Therefore, MSB did not pay the special assessment, but instead pays quarterly assessments to the SAIF according to the rate schedule that was in effect for SAIF assessments on June 30, 1995 for a period from January 1, 1997 through December 31, 1999.

Professional fees decreased $36,000 for the three months ended March 31, 1999 compared to the year earlier period due primarily to a $39,000 reduction in legal fees related to defending various securities suits.

Overall, the other components of general and administrative expenses in the first quarter of 1999 were relatively comparable to the prior year period.


INCOME TAXES

No federal income tax provision or benefit was recorded for the first quarter of 1999 or 1998. (See "Notes to Unaudited Consolidated Financial Statements, Note 2 -- Accounting for Income Taxes.")


FINANCIAL CONDITION

ASSET AND LIABILITY MIX

An aspect of asset and liability management is the level and composition of interest-earning assets and interest-bearing liabilities. The reduction and change in composition of assets reflects MSB's objective of reducing its level of mortgage-backed securities while increasing its loan portfolio in order to attempt to manage its interest rate risk, increase its net interest income and improve its capital ratios. At March 31, 1999 interest-earning assets were $546.630 million while interest-bearing liabilities were $512.146 million. This compares to interest-earning assets of $630.896 million and interest-bearing liabilities of $587.897 million at March 31, 1998.

Net loans (excluding loans held for sale) were $345.192 million at March 31, 1999, an increase of $36.900 million, or 11.97%, from the March 31, 1998 level of $308.292 million. The increase reflects MSB's efforts to increase loans as a percentage of assets, which increased to 60.66% at March 31, 1999 from 46.95% at March 31, 1998. This increase was comprised of net increases of $30.317 million in residential mortgage loans and $16.544 million in commercial loans (including commercial real estate) partially offset by a decline of $9,961,000 in consumer loans (primarily home equity loans and indirect automobile loans).

Commercial real estate loans generally entail significant additional risks as compared to one- to four-family residential mortgage loans and typically involve larger loan balances. The increased credit risk is a result of several factors, including the concentration of principal in a smaller number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty in evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related property. If the cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired. Loans secured by commercial real estate also may involve a greater degree of environmental risk. Also, consumer lending is generally considered to involve greater risk than residential mortgage lending, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as automobiles. In the latter case, repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible. To the extent MSB continues to increase its originations of these types of loans, the overall credit risk in its total loan portfolio may also increase.

Overall loan origination volume totaled $63.321 million for the first quarter of 1999 compared to $87.848 million for the same period one year earlier. Residential real estate refinance loan originations declined to $37.752 million in the first quarter of 1999 compared to $60.351 million for the first quarter of 1998. This decline in mortgage loan refinance volume was partially offset by an increase of $1,568,000, or 12.75%, in residential real estate loan originations for purchases and construction. Commercial and consumer loan origination volume declined to $11.706 million in the first quarter of 1999 from $15.202 million for the comparable quarter one year earlier. MSB will attempt to increase its loans-to-total assets ratio further in 1999 through continued loan growth. However, there can be no assurance that MSB will be successful in further increasing the size of its loan portfolio.

The following table sets forth information regarding the contractual maturities of MSB's mortgage-backed securities portfolio at March 31, 1999:


                                               Held-to-Maturity      Available-for-Sale              Total
                                           ----------------------  -----------------------  -----------------------
                                                          Weighted               Weighted                 Weighted
       For the Twelve Months                 Amortized     Average   Amortized    Average    Amortized     Average
          Ending March 31,                     Cost        Yield       Cost      Yield (2)      Cost      Yield (2)
------------------------------------       -----------    -------  ----------    ---------  -----------   ---------
                                                                  (Dollars in thousands)
2000                                       $     9,400     5.90%   $    8,570      6.02%    $    17,970     5.96%
2001                                           102,562     5.37        10,168      5.36         112,730     5.37
2002-2004                                        4,229     5.99            --        --           4,229     5.99
2009                                                --       --        18,289      5.87          18,289     5.87
After 2017 (1)                                      --       --         9,110      5.70           9,110     5.70
                                           -----------             ----------               -----------

Total                                      $   116,191     5.44%   $   46,137      5.75%    $   162,328     5.53%
                                           ===========             ==========               ===========

(1)  Adjustable rate mortgage-backed securities.
(2) Average yield calculations are based on balance exclusive of net unrealized gain (loss) on available-for-sale securities.

Deposits at March 31, 1999 totaled $424.377 million, an increase of $12.032 million from March 31, 1998. Deposits have increased 0.85%, or $3,559,000, from December 31, 1998. The increase in overall deposit levels from December 31, 1998 is comprised of a $4,261,000 increase in money market accounts, a $1,004,000 increase in savings accounts, a $1,027,000 decline in certificates of deposit and a $679,000 decline in checking accounts.

At March 31, 1999, the contractual maturities of MSB's FHLB advances and Repurchase Agreements (all of which were fixed rate) consisted of the following:

                                                                                     Weighted
                                                                                      Average
                                                                                     Interest
For the Twelve Months Ending March 31,                              Amount              Rate
--------------------------------------                          -------------        --------
2000 (1) (2)                                                    $ 45,000,000          6.26%
2001                                                              35,000,000          5.90
2004                                                               5,000,000          5.05
Thereafter (3)                                                    13,287,324          6.30
                                                                -------------

FHLB advances and Repurchase Agreements                           98,287,324
Unamortized commitment fees                                           (4,487)
                                                                -------------
Net FHLB advances and Repurchase Agreements                     $ 98,282,837          6.08%
                                                                =============

(1) Includes a $20 million Repurchase Agreement with a stated maturity of June 12, 2002. This Repurchase Agreement has a fixed interest rate of 5.685% and included an initial call option for the other party on June 12, 1998 followed by quarterly call options thereafter.

(2) Includes a $10 million FHLB advance with a stated maturity of October 15, 2002. This FHLB advance has a fixed interest rate of 5.65% through January 17, 2000. On that date (and quarterly thereafter), the FHLB has the option to convert the advance to an adjustable rate at the three month London Interbank Offering Rate, adjusted quarterly. MSB has the option to prepay this advance, without penalty, if the FHLB converts the advance to an adjustable rate.

(3) These FHLB advances have a 30 year amortization with either a 15 or 20 year balloon. The maturity dates range from February 15, 2012 to August 15, 2018.

INTEREST SENSITIVITY GAP AT MARCH 31, 1999

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

At March 31, 1999 total rate sensitive liabilities maturing or repricing within one year exceeded total rate sensitive assets maturing or repricing in the same time period by $93.659 million, representing a negative cumulative one year gap ratio of 16.46% of total assets. This negative one year gap was $123.802 million, or 18.85% of total assets, at March 31, 1998. The cumulative three year gap is a negative $12.091 million, or 2.12% of total assets, at March 31, 1999 compared to a negative cumulative three year gap of $7,319,000, or 1.11% of total assets, at March 31, 1998. MSB's cumulative one year negative gap position is such that, in a rising interest rate environment, MSB's net interest income and MSB's net portfolio value would be expected to decline. Future interest rate risk management strategies will attempt to balance MSB's level of interest rate risk with its efforts to improve net interest income.


                                                                Interest Sensitivity Gap at March 31, 1999
                                    -----------------------------------------------------------------------------------------------
                                                                                                              Non-
                                                                                                             Earning
                                     Yield/     Within      6 Months                               Over      or Non-
                                      Cost     6 Months     to 1 Year    1-3 Years   3-5 Years   5 Years     Costing     Total
                                    -------   -----------  -----------  -----------  ---------   --------   ---------    -----
                                                                            (In thousands)
Interest-earning assets:
  Mortgage loans                      7.15%   $   40,822   $  33,246    $  78,708   $   42,465  $   57,036  $      --   $ 252,277
  Commercial loans                    8.71        10,005      10,053       13,218        5,202       3,677         --      42,155
  Consumer loans                      8.12        21,614       6,145       19,015       10,379         151         --      57,304
  Mortgage-backed securities          5.53        28,041      21,821      100,638        5,359       6,470         --     162,329
  Investment securities               5.06        18,880          32           87           --          --         --      18,999
  Other investments                   6.13        13,566          --           --           --          --         --      13,566
                                              ----------   ----------   ---------   ----------  ----------  ---------   ---------

Total interest-earning assets         6.79%      132,928      71,297      211,666       63,405      67,334         --     546,630
Loan loss reserves                                    --          --           --           --          --     (1,891)     (1,891)
Non-interest-earning assets                           --          --           --           --          --     24,339      24,339
                                              ----------   ----------   ---------   ----------  ----------  ---------   ---------

Total assets                                  $  132,928   $  71,297    $ 211,666   $   63,405  $   67,334  $  22,448   $ 569,078
                                              ==========   ==========   =========   ==========  ==========  =========   =========

Interest-bearing liabilities:
  Interest checking and savings
    accounts                          1.78%   $    9,174   $   9,174    $  17,214   $    5,512  $   35,544  $      --   $  76,618
  Money market accounts               3.88        18,492      18,492       18,492       18,493          --         --      73,969
  Certificates of deposit             4.99       142,736      54,696       59,111        6,733          --         --     263,276
                                              ----------   ---------    ---------   ----------  ----------  ---------   ---------

  Total deposits                      4.20       170,402      82,362       94,817       30,738      35,544         --     413,863
                                              ----------   ---------    ---------   ----------  ----------  ---------   ---------

  Repurchase Agreements               5.79        20,000          --       25,000           --          --         --      45,000
  FHLB advances                       6.32         5,084      20,036       10,281        5,328      12,554         --      53,283
                                              ----------   ---------    ---------   ----------  ----------  ---------   ---------

  Total borrowed money                6.08        25,084      20,036       35,281        5,328      12,554         --      98,283
                                              ----------   ---------    ---------   ----------  ----------  ---------   ---------

Total interest-bearing liabilities    4.56%      195,486     102,398      130,098       36,066      48,098         --     512,146
Non-interest-bearing deposits                         --          --           --           --          --     10,514      10,514
Other non-interest-bearing liabilities                --          --           --           --          --      9,732       9,732
                                              ----------   ---------    ---------   ----------  ----------  ---------   ---------

Total liabilities                                195,486     102,398      130,098       36,066      48,098     20,246     532,392
Stockholders' equity                                  --          --           --           --          --     36,686      36,686
                                              ----------   ---------    ---------   ----------  ----------  ---------   ---------

Total liabilities and
  stockholders' equity                        $  195,486  $  102,398    $ 130,098   $   36,066  $   48,098  $  56,932   $ 569,078
                                              ==========  ==========    =========   ==========  ==========  =========   =========
Excess (deficiency) of interest-earning
  assets over interest-bearing liabilities    $  (62,558) $  (31,101)   $  81,568   $   27,339  $   19,236
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities                   (62,558)    (93,659)     (12,091)      15,248      34,484
Interest sensitivity gap to total assets          -10.99%      -5.47%       14.34%        4.80%       3.38%
Cumulative interest sensitivity gap
  to total assets                                 -10.99%     -16.46%       -2.12%        2.68%       6.06%

The previous table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1999 that are expected to reprice, prepay or mature in each of the future time periods shown, based on certain assumptions. Fixed rate loans and mortgage-backed securities are shown on the basis of contractual amortization adjusted for prepayment at rates derived from available industry sources. The prepayment rates range from 9% to 51% and are based on the instrument's interest rate. Adjustable rate loans, investments and mortgage-backed securities are shown to reprice at the earlier of the next contractual repricing date, call date or maturity. Repurchase Agreements and FHLB advances are shown to reprice at the earliest call date. The maturity or repricing of money market, interest checking and savings accounts are based on forecasted decay rates. Asset prepayment and liability decay rates are selected after considering the current interest rate environment, industry prepayment and decay rates, and MSB's historical experience. Management believes these assumptions are reasonable.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. While gap analysis is one of the most commonly used indicators of interest rate risk in the thrift industry, there is no single interest rate risk measurement system that takes into consideration all of the factors that influence the net interest margin. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

MSB is subject to net interest income fluctuations to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently than assets may be beneficial in times of declining interest rates, such an asset and liability structure will likely reduce net interest income during periods of rising interest rates. The level of prepayments on mortgages and mortgage-backed securities is a major assumption affecting the repricing period of these assets. In addition to the level of prepayments, the trend in net interest income will also be dependent upon the shape of the U.S. Treasury yield curve, the volume and composition of loan originations, MSB's balance sheet profile, including asset size, composition of assets, composition of liabilities and maturity/repricing activity, as influenced by changes in, and levels of, interest rates.

LIQUIDITY AND CAPITAL RESOURCES

MSB's primary sources of funds are deposits, Repurchase Agreements, FHLB advances, and proceeds from principal and interest payments and prepayments on loans and mortgage-backed and investment securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Liquidity represents the amount of an institution's assets that can be quickly and easily converted into cash without significant loss. The most liquid assets are cash, short-term U.S. Government securities, U.S. Government agency guaranteed securities and CD's. MSB is required to maintain specific minimum levels of liquid investments as defined by the OTS regulations. This requirement may be varied at the direction of the OTS. Regulations currently in effect require MSB to maintain liquid assets at least equal to 4.0% of the sum of its average daily balance of net withdrawable accounts and borrowed funds due in one year or less. At March 31, 1999, MSB's liquidity ratio was 21.55%, compared to 20.14% at March 31, 1998. At March 31, 1999, liquid assets totaled $94.891 million. The levels of these assets are dependent on MSB's operating, financing, lending and investing activities during any given period. At March 31, 1999, $60.183 million in liquid assets were classified as held-to-maturity and, thus, could not be sold to meet unexpected cash outflows without significant financial statement ramifications.

MSB intends to retain for the portfolio certain originated residential mortgage loans (primarily adjustable rate, balloon mortgage loans and fifteen year fixed rate mortgage loans) and to generally sell the remainder in the secondary market. MSB will from time to time participate in or originate commercial real estate loans, including real estate development loans. During the three months ended March 31, 1999 MSB originated $51.615 million in residential mortgage loans, of which $33.870 million were retained in MSB's portfolio while the remainder were sold in the secondary market. This compares to $72.646 million in originations during the first three months of 1998 of which $15.318 million were retained in MSB's portfolio. MSB also originated $4,075,000 of commercial loans and $7,631,000 of consumer loans in the first quarter of 1999. See "Notes to Unaudited Consolidated Financial Statements, Note 4 - Commitments and Contingencies" for information regarding MSB's commitments and contingencies at March 31, 1999.

Deposits are a primary source of MSB';s funds for use in lending and for other general business purposes. At March 31, 1999 deposits constituted 74.57% of MSB's total assets compared to 74.56% at December 31, 1998. Deposits that are scheduled to mature or reprice in one year or less at March 31, 1999 totaled $252.764 million. Management believes that a significant portion of such deposits will remain with MSB. Borrowings may be used to compensate for seasonal or other reductions in normal sources of funds or for deposit outflows at more than projected levels. Borrowings may also be used on a longer-term basis to support increased lending or investment activities. At March 31, 1999 MSB had $45.000 million in Repurchase Agreements and $53.283 million in FHLB advances. Total borrowings as a percentage of total assets were 17.27% at March 31, 1999 as compared to 17.41% at December 31, 1998. MSB has sufficient available collateral to obtain additional advances from the FHLB and, based upon current FHLB stock ownership, could obtain up to a total of approximately $140 million in such advances.

Stockholders' equity at March 31, 1999 was $36.686 million, or 6.45% of total assets, compared to $36.136 million, or 6.40% of total assets, at December 31, 1998. (See "Consolidated Statement of Changes in Stockholders' Equity.") MSB exceeded all regulatory capital requirements at March 31, 1999. (See "Notes to Unaudited Consolidated Financial Statements, Note 5 -- Regulatory Matters.")

OTS regulations do not permit MSB to pay dividends on its common stock if its regulatory capital would be reduced below the level required by OTS regulations or the amount required for the liquidation account established in connection with its conversion from the mutual to stock form of ownership in 1992. In addition, capital distribution regulations limit MSB's ability, based on its capital level and supervisory rating, to make certain capital distributions such as dividends and stock redemptions or repurchases.


OTHER MATTERS

PROPOSED MERGER

On March 24, 1999, MSB announced that it had signed a definitive agreement to be acquired by Independent Bank Corporation ("IBC"). In the merger, each outstanding share of MSB common stock will be converted into 0.80 of IBC common stock, subject to certain conditions and criteria. The merger is subject to certain conditions, including approvals by regulators and the shareholders of MSB and IBC. The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be reported as a pooling-of-interests for accounting and financial reporting purposes. (See "Part II -- Other Information, Item 6(b) -- Reports on Form 8-K.") At April 30, 1999, MSB has included in prepaid expenses and other assets $252,000 of costs incurred to date related to the proposed merger. These costs and any additional capitalized merger costs will be expensed by IBC upon completion of the proposed merger or by MSB if the proposed merger is not completed.


REGULATION

On April 15, 1999, MSB announced that the OTS had terminated the Supervisory Agreement with the Bank. The May 1992 Supervisory Agreement, as subsequently amended, had required MSB to: (i) comply with the business plan filed by Management and approved by the OTS; (ii) file additional three-year business plans with the OTS on an annual basis, which are subject to OTS approval; (iii) maintain its board of directors at a minimum of five directors with a majority of outside directors; and (iv) fulfill certain reporting requirements.


IMPACT OF NEW ACCOUNTING STANDARDS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("Statement 133"). Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Statement 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Statement 133 is effective for all fiscal years beginning after June 15, 1999. Upon initial application, hedging relationships must be designated anew and documented pursuant to the provisions of Statement 133. Statement 133 may not be applied retroactively to financial statements of prior periods. Management does not expect the implementation of this statement to have a material impact on its financial statements.

In November 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("Statement 134"). Statement 134 changes the way mortgage banking firms account for certain securities and other interests retained after securitizing mortgage loans.

Statement 134 is effective for the first fiscal quarter beginning after December 15, 1998. MSB generally does not securitize mortgage loans prior to sale to the secondary mortgage market and, therefore, Statement 134 had no impact on MSB's financial statements upon adoption in the first quarter of 1999.


YEAR 2000 COMPLIANCE

A significant issue has emerged in the banking industry and for the economy overall regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. The Year 2000 issue is pervasive and presents both technical and business risks affecting MSB. Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies to varying degrees.

MSB's material risk in this area arises principally from its purchase of data processing services from outside vendors. MSB has contacted its major computer service vendors and has received assurances that those computer services will properly function on January 1, 2000. However, in the event a major vendor of MSB is unable to fulfill its contractual obligation, MSB could experience material costs.

Management of MSB is undertaking an ongoing evaluation of the Year 2000 issue, including a review of both internal and external risks presented by providers of data processing products and services, business partners, counter-parties and major loan customers. MSB began to address the Year 2000 issue in July 1997 and formally established the Year 2000 Steering Committee (the "Committee") in January 1998 to monitor MSB's activities. This Committee is responsible for communicating with MSB's service providers and software vendors in order to determine the extent to which MSB can rely on their services and products to perform effectively with respect to Year 2000. The Committee periodically reports to MSB's Board of Directors. The Committee has completed its assessment of MSB's data processing systems. Individual system analysis includes target dates for completion of the renovation phase, validation phase and implementation phase. The Committee has developed contingency plans in the event that efforts to remediate individual systems are not completely successful. The target dates established are in compliance with regulatory guidelines established by the Federal Financial Institutions Examination Council.

MSB's Year 2000 project costs are embedded in most continuing data processing expenditures such as monthly service bureau processing costs and computer equipment replacement costs. The following table summarizes certain data processing expenses:


                                            For the Three Months Ended March 31,
                                            ------------------------------------
                                                   1999               1998
                                                ---------          ---------
Data processing                                 $  274,000        $  257,000
Computer equipment depreciation                    112,000           172,000
Information Technology Department
  salaries and employee benefits                    29,000            27,000

Data processing costs consisting primarily of service bureau expense for 1999 and 1998 were relatively similar. Computer equipment net book value at March 31, 1999 was $1,146,000 compared to $1,228,000 at December 31, 1998. During the first quarter of 1999, MSB purchased $32,000 of computer equipment. Prior to purchase, the vendor certified the computer equipment as Year 2000 compliant. Because internal staff is primarily completing the Year 2000 project, MSB does not expect to incur any significant costs with outside contractors relative to this project. Other than the Information Technology Department total compensation costs, management and staff costs have not been delineated for Year 2000 projects. Anticipated future data processing expenses are not expected to materially differ from current expense.

Management will continue to monitor the progress of its outside vendors in addressing Year 2000 issues. Applications and systems are now in place at nearly all of these outside vendors to address Year 2000 issues. Significant testing of such applications and systems will be conducted to insure that they are adequate to meet the needs of MSB at January 1, 2000. The testing of all data processing systems that have been identified by MSB as "mission critical" has been completed and the results of such testing have been satisfactory.

The discussion above incorporates MSB's best estimates of the costs and completion date of the Year 2000 project. MSB derived these estimates using numerous assumptions of future events, including the continued availability of certain resources and other factors. There can be no guarantee that MSB will achieve these estimates. Therefore, actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.


ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no material changes in the market risks faced by MSB since December 31, 1998. For information regarding MSB's market risk, refer to its Annual Report on Form 10-K for the year ended December 31, 1998.


PART II - OTHER INFORMATION

ITEM 1.   LEGAL PROCEEDINGS

          MSB, together with four present and former officers, is a defendant in a lawsuit that was filed in 1995 on behalf of fourteen plaintiffs who allegedly purchased MSB's common stock during 1992, 1993 and 1994. This lawsuit alleges that some of MSB's disclosures during that period concerning its business plan and exposure to interest rate risk were false and misleading in violation of state and federal securities laws and common law. Plaintiffs in this lawsuit seek damages of approximately $3,000,000. This action is pending in the United States District Court for the Northern District of Illinois.

          MSB believes there are meritorious defenses to this lawsuit, has filed answers denying the material allegations of all of the claims, and intends to continue to pursue a vigorous defense. The ultimate outcome of this lawsuit and the results of the legal process cannot be predicted with certainty. No provision has been recorded for any potential loss for this lawsuit at the present time because MSB does not believe it is reasonably probable that any material loss will be incurred as a result of the final disposition of this lawsuit and/or is unable to reasonably estimate the amount of any potential loss.

          Other pending legal proceedings and regulatory matters have occurred in the ordinary course of business and do not involve amounts in the aggregate that are believed by Management to be material to the financial condition of MSB.


ITEM 2.   CHANGES IN SECURITIES

          Not applicable.


ITEM 3.   DEFAULT UPON SENIOR SECURITIES

          Not applicable.


ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

          Not applicable.


ITEM 5.   OTHER INFORMATION.

          Not applicable.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         A.   EXHIBITS

              (2) Agreement and Plan of Reorganization Between Independent Bank Corporation and Mutual Savings Bank, f.s.b., dated March 24, 1999

              (10) Warrant Purchase Agreement and Warrant between Independent Bank Corporation and Mutual Savings Bank, f.s.b., dated March 24, 1999

              (11)    Computation of Earnings Per Share

         B.   REPORTS ON FORM 8-K

              MSB filed a report on Form 8-K on March 26, 1999 stating that it had entered into a definitive agreement with Independent Bank Corporation providing for the acquisition of MSB by Independent Bank Corporation.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          MUTUAL SAVINGS BANK, F.S.B.



May 13, 1999                              /s/ Robert N. Shuster
------------------------------            --------------------------------------
Date                                      Robert N. Shuster
                                          Chief Executive Officer
                                          (Duly Authorized Officer)



May 13, 1999                              /s/ Bernard D. Williams
------------------------------            --------------------------------------
Date                                      Bernard D. Williams
                                          Senior Vice President, Chief Financial
                                          Officer and Treasurer
                                          (Principal Financial Officer)

                                  EXHIBIT INDEX



Exhibit No.       Description                                                                                  Page
-----------       -----------                                                                                  ----
     2            Agreement and Plan of Reorganization Between Independent Bank
                  Corporation and Mutual Savings Bank, f.s.b., dated March 24, 1999 .............................34

     10           Warrant Purchase Agreement and Warrant between Independent Bank
                  Corporation and Mutual Savings Bank, f.s.b., dated March 24, 1999 ............................137

     11           Computation of Earnings Per Share ............................................................156

                                                                      EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE

                                                     For the Three Months Ended March 31,
                               ---------------------------------------------------------------------------------
                                                  1999                                        1998
                               ---------------------------------------     -------------------------------------
                                                 Average          Per                       Average        Per
                                  Income         Shares          Share       Income         Shares        Share
                               (Numerator)    (Denominator)     Amount     (Numerator)   (Denominator)    Amount
                               -----------    -------------     ------     -----------   -------------    ------
Basic EPS
---------
Income available to
  common stockholders          $   777,729        4,290,414                $   543,010       4,286,358

Employee Stock Ownership
  Plan ("ESOP") shares not
  committed to be released              --          (42,338)                        --         (56,213)
                               -----------    -------------                -----------   -------------

                                   777,729        4,248,076     $ 0.18         543,010       4,230,145    $ 0.13
                                                                ======                                    ======

Effect of dilutive securities
-----------------------------
Options                                 --           88,964                         --         104,458
                               -----------    -------------                -----------   -------------

Diluted EPS
-----------
Income available to common
  stockholders and assumed
  conversions                  $   777,729        4,337,040     $ 0.18     $   543,010       4,334,603    $ 0.13
                               ===========    =============     ======     ===========   =============    ======